UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SRS Labs, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

SRS LABS, INC.

2909 Daimler Street

Santa Ana, California 92705

June 5, 2011

To the Stockholders of

SRS Labs, Inc.:

Recently you received the proxy statement for this year’s annual meeting of stockholders of SRS Labs, Inc. (the “Company”). The annual meeting is scheduled to be held on June 20, 2011.

One of the stockholder proposals (Proposal 2) seeks shareholder approval of an amendment to the Company’s 2006 Stock Incentive Plan (the “Plan Amendment”) to increase the number of shares of common stock available for issuance by 750,000.   In the proxy statement, the Board of Directors unanimously recommends a vote FOR approval of the Plan Amendment.

The rationale of the Board is based on the following key points.  First is that the required “qualified skill set” employment market in which SRS competes is very limited and highly competitive.  In spite of that, the Company has attracted several highly sought after executives, engineers and sales and marketing individuals over the past two years.  Their stated interest in joining the Company is based on the strategic accomplishments of SRS in the recent past, including the highly competitive market position and industry leading technologies of SRS.  They see this, in turn, as creating opportunities for significant revenue growth that could lead to significant appreciation in the value of SRS stock.

This same rationale has led to a number of the industry’s most highly respected consultants, advisors and professors to join SRS Labs, Inc.’s Board of Advisors.  They are playing a key role in the advice, counsel, and perspective that they are providing to the Company.   Stock options are a key ingredient in attracting such sage individuals and will continue to be so as we move forward.

Tom Yuen, CEO of SRS Labs, Inc., recently stated that he believes the Company is ideally positioned and capable of capitalizing on market opportunities, including moves into strategic new markets such as Online Content Streaming, Multimedia applications on Mobile Phones and Tablets, and activities related to creation, transmission and playback of the next generation of object-based, multi dimensional audio.

As of June 5, 2011, only approximately 529,000 shares remain available for issuance under the Company’s existing stock incentive plan. The Board of Directors strongly believes that an ongoing equity incentive plan is important to our continued success in attracting, motivating and retaining qualified officers and employees with appropriate experience and ability, and to increase the grantee’s alignment of interest with stockholders.

The number of shares requested in the Plan Amendment is 750,000, less than what was requested and approved last year.  The decrease in the number of shares requested reflects management’s belief that the Company is staffed at an appropriate level to accommodate forecasted growth for 2011.  Recruiting will be focused primarily upon key open or newly created positions that should enable the Company to take advantage of strategic market opportunities.

Both the Board of Directors and executive management of SRS Labs Inc. remain committed to delivering shareholder value and managing our employee and director compensation practices responsibly.  It is with that commitment that the Board of Directors’ unanimously recommends a vote FOR the proposed Plan Amendment.

Again, the key driver of this request is that the required “qualified skill set” employment market in which SRS competes is limited and highly competitive.  It critical that the Company have sufficient flexibility in its available equity pool to take react to market opportunities on a timely basis.   Management believes that with the approval of the proposed 750,000 additional options along with approximately 529,000 shares that already exist should enable the Company to capitalize on previously discussed market opportunities and meet the Company’s equity award needs for at least the next two years.

By Order of the Board of Directors,

Thomas C.K. Yuen,
Chief Executive Officer

Santa Ana, California
June 5, 2011

Safe Harbor Statement

This letter includes forward-looking statements that are based on our current expectations, estimates and projections about SRS Labs, Inc., management’s beliefs and certain assumptions made by us, and events beyond our control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our a ability to capitalize on market opportunities, our future growth, competitive position, and operating results and profitability. Forward-looking statements can often be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or the commitments made by us herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to, the acceptance of new SRS Labs products and technologies; our ability to increase our brand awareness and enter into new or expanded license arrangements; the loss of any significant customer; the impact of changing industry standards, competitive technologies and pricing pressures; the general economic and business conditions that may adversely impact sales of consumer products incorporating our technologies (including the impact of the disaster in Japan) or that otherwise may impact our operating results and future performance; the timely development and release of technologies by the Company; and such other factors described in our filings with the Securities and Exchange Commission. The forward-looking statements in this letter speak only as of the date they are made. We do not undertake any obligation to revise or update publicly any forward-looking statement for any reason.